Exhibit 99.1

EyePoint Pharmaceuticals Reports Second Quarter 2023 Financial Results and Highlights Recent Corporate Developments

–Phase 2 DAVIO 2 clinical trial evaluating EYP-1901 in wet age-related macular degeneration remains on track to report topline data in December 2023 –

–Phase 2 PAVIA clinical trial evaluating EYP-1901 in non-proliferative diabetic retinopathy remains on track with topline data anticipated in 2Q 2024 –

-
Jay S. Duker, M.D. promoted to President and Chief Executive Officer –

–YUTIQ® franchise sold for $82.5 million cash plus future royalties; all outstanding bank debt retired and cash runway extended into 2025 –

–
Management to host a conference call and webcast today at 8:30 a.m. ET –

WATERTOWN, Mass., August 2, 2023 (GLOBE NEWSWIRE) – EyePoint Pharmaceuticals, Inc. (NASDAQ: EYPT), a company committed to developing and commercializing therapeutics to improve the lives of patients with serious eye disorders, today announced financial results for the second quarter ended June 30, 2023 and highlighted recent corporate developments.

“We remain on track for our important Phase 2 wet AMD trial readout of DAVIO 2 in December 2023. In addition, our second fully enrolled Phase 2 trial for EYP-1901, in non-proliferative diabetic retinopathy (NPDR), is on track to read out topline data in the second quarter of 2024,” said Jay Duker, M.D., President and Chief Executive Officer of EyePoint Pharmaceuticals. “Both studies were oversubscribed, indicating the keen interest in sustained delivery treatment options for these serious retinal eye diseases. Last month, we announced interim masked safety data from DAVIO 2 that revealed no reported drug-related ocular or systemic serious adverse events, bolstering our confidence in this differentiated maintenance therapy.”

Dr. Duker continued, “With the sale of the YUTIQ franchise in May, we completed EyePoint's transition into a focused clinical-stage biopharmaceutical company, with EYP-1901 as our lead pipeline program. The sale of YUTIQ® in May was a value-creating transaction that enabled EyePoint to retire all outstanding bank debt, reduce our projected SG&A spending and extend our cash runway into 2025, as we prepare for the potential Phase 3 pivotal trials for EYP-1901. It’s an exciting time to be a part of the EyePoint story as we are well-positioned to execute on key milestones and make a meaningful difference for patients suffering from serious eye diseases. We look forward to providing updates in the quarters to come.”

R&D Highlights and Updates

•
Oversubscribed Phase 2 DAVIO 2 clinical trial investigating EYP-1901 as a potential six-month maintenance treatment for wet AMD is fully enrolled and remains on track with topline data anticipated in December 2023.

•
Completed enrollment in the Phase 2 PAVIA clinical trial evaluating EYP-1901 as a potential nine-month treatment for moderate-to-severe NPDR. The trial enrolled 77 patients, exceeding the 60-patient target due to significant investigator and patient interest. Topline data is anticipated in the second quarter of 2024.
•
Presented the interim masked safety and baseline patient demographics of the DAVIO 2 clinical trial in wet AMD at the OIS Retina Innovation Summit in July. As of July 1, 2023, a masked safety study found that there were no reported drug related ocular serious adverse events (SAEs) or drug related systemic SAEs in the 160 enrolled patients in the DAVIO 2 trial. An analysis of the reported patient demographics suggests that Phase 2 DAVIO 2 patients have, on average, better starting visual acuity and less central subfield thickness than the Phase 1 DAVIO cohort.
•
Presented 12-month ocular pharmacokinetic results from a study evaluating EYP-1901’s drug delivery through the Durasert platform at the American Society of Retina Specialists (ASRS) Annual Meeting in July. The Company also presented an encore subgroup analysis of the EYP-1901 final twelve-month Phase 1 DAVIO results, which showed that 67% of the DAVIO patients with no excess fluid at screening did not require a supplemental anti-VEGF injection up to the six-month visit.
•
Presented an encore presentation of the Phase 1 DAVIO clinical trial twelve-month results at the European Society of Ophthalmology Congress 2023 in Prague. The presentation marked the first time that EyePoint presented EYP-1901 clinical trial results outside of the U.S.

Recent Corporate Highlights

•
Appointed Jay S. Duker, M.D. as President and Chief Executive Officer and member of the Board of Directors as part of a CEO transition in July 2023. Dr. Duker was previously Chief Operating Officer and President. Nancy S. Lurker transitioned to the role of Executive Vice Chair of the Board of Directors from the position of CEO.
•
Sold YUTIQ® franchise to Alimera Sciences in May 2023 for $82.5 million plus future royalties. The Company received $75 million upfront, retiring all outstanding bank debt, with $7.5 million to be received in equal quarterly installments in 2024. Additionally, commencing in 2025, EyePoint will receive a low to mid double-digit royalty on Alimera’s related U.S. net sales above defined thresholds for the calendar years 2025-2028. Under the terms of the agreement, Alimera received global rights to YUTIQ outside of China, Hong Kong, Taiwan, Macau and Southeast Asia, where YUTIQ is exclusively licensed to Ocumension Therapeutics (“Ocumension”) and EyePoint will continue to receive royalties from Ocumension for its YUTIQ sales.
•
Appointed Marcia Sellos-Moura, Ph.D. as Senior Vice President, Program Leadership on July 31, 2023. Dr. Sellos-Moura brings over 20 years of biopharmaceutical experience to the Company. In connection with the hiring of Dr. Sellos-Moura, the Compensation Committee of the Company’s Board of Directors granted stock options to purchase an aggregate of 100,000 shares of common stock as an inducement award material to Dr. Sellos-Moura entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). The stock options have an exercise price equal to the closing price of EyePoint's common stock on July 31, 2023, and will vest as follows: 25% on the first anniversary and monthly through the fourth anniversary of the date of grant, subject to the terms of grant.

Review of Results for the Second Quarter Ended June 30, 2023

For the second quarter ended June 30, 2023, total net revenue was $9.1 million compared to $11.6 million for the quarter ended June 30, 2022. Net product revenue for the second quarter was $5.3 million, compared to net product revenues for the second quarter ended June 30, 2022 of $11.3 million. The decline in net product revenue resulted from the sale of the YUTIQ franchise in May 2023 and the discontinuation of DEXYCU sales activities in 2023.

Net revenue from royalties and collaborations for the second quarter ended June 30, 2023 totaled $3.8 million compared to $0.3 million in the corresponding period in 2022. The increase was primarily due to partial recognition of deferred revenue from the sale of the YUTIQ franchise which will be recognized over a 2-year period in connection with the delivery of YUTIQ supply units.

Operating expenses for the second quarter ended June 30, 2023 totaled $31.9 million versus $30.8 million in the prior year period. This increase was primarily driven by R&D spending on the ongoing EYP-1901 clinical trials, partially offset by reduced sales and marketing expense. Non-operating expense, net, totaled $0.2 million and net loss was $22.9 million, or ($0.61) per share, compared to a net loss of $19.4 million, or ($0.52) per share, for the prior year period.

Cash and investments at June 30, 2023 totaled $142.5 million compared to $144.6 million at December 31, 2022.

Financial Outlook
We expect the cash, cash equivalents and investments on June 30, 2023 will enable us to fund our current and planned operations into 2025.

Conference Call Information

EyePoint will host a conference call today, at 8:30 a.m. ET to discuss the results for the second quarter ended June 30, 2023 and recent corporate developments. To access the live conference call, please register at https://register.vevent.com/register/BI1f9c401d832f439690f47dc2454e01d6. A live audio webcast of the event can be accessed via the Investors section of the Company website at www.eyepointpharma.com. A webcast replay will also be available on the corporate website at the conclusion of the call.

About EyePoint Pharmaceuticals

EyePoint Pharmaceuticals (NASDAQ: EYPT) is a company committed to developing and commercializing therapeutics to help improve the lives of patients with serious eye disorders. The Company's pipeline leverages its proprietary bioerodible Durasert E™ technology for sustained intraocular drug delivery including EYP-1901, an investigational sustained delivery intravitreal anti-VEGF treatment currently in Phase 2 clinical trials. The proven Durasert® drug delivery platform has been safely administered to thousands of patients' eyes across four U.S. FDA approved products. EyePoint Pharmaceuticals is headquartered in Watertown, Massachusetts. For more information visit www.eyepointpharma.com.

EYEPOINT SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the sufficiency of our existing cash resources into 2025; our plans and any other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments, including statements containing the words “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause EyePoint’s actual results to be materially different than those expressed in or implied by EyePoint’s forward-looking statements. For EyePoint, this includes uncertainties regarding our ability to realize the anticipated benefits of the 2023 sale of YUTIQ® to Alimera Sciences including our potential to receive additional payments from Alimera pursuant to the our agreements with Alimera; our ability to manufacture YUTIQ in sufficient quantities pursuant to our commercial supply agreements with Alimera and Ocumension Therapeutics; the timing and clinical development of our product candidates, including EYP-1901; the potential for EYP-1901 as a novel sustained delivery treatment for serious eye diseases, including wet age-related macular degeneration, non-proliferative diabetic retinopathy and diabetic macular edema; the effectiveness and timeliness of clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the success of current and future license agreements, including our agreements with Alimera, Ocumension, Equinox Science and Betta Pharmaceuticals; termination or breach of current and future license agreements; our dependence on contract research organizations, co-promotion partners, and other outside vendors and service providers; effects of competition; market acceptance of our products, including our out-licensed products; product liability; industry consolidation; compliance with environmental laws; risks and costs of international business operations; volatility of stock price; possible dilution; the impact of instability in general business and economic conditions, including changes in inflation, interest rates and the labor market; the extent to which COVID-19 impacts our business and the medical community; protection of our intellectual property and avoiding intellectual property infringement; retention of key personnel; manufacturing risks; the sufficiency of the Company’s cash resources and need for additional financing; and other factors described in our filings with the Securities and Exchange Commission. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated, or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. EyePoint undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investors:

Christina Tartaglia
Stern IR
Direct: 212-698-8700
christina.tartaglia@sternir.com

Media Contact:

Amy Phillips

Green Room Communications

Direct: 412-327-9499

aphillips@greenroompr.com

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Product sales, net	$5,273	$11,318	$12,667	$20,328
License and collaboration agreements	3,597	49	3,631	108
Royalty income	235	198	490	423
Total revenues	9,105	11,565	16,788	20,859
Operating expenses:
Cost of sales, excluding amortization of acquired intangible assets	1,792	1,734	2,432	3,511
Research and development	15,730	12,992	29,348	22,937
Sales and marketing	5,288	6,883	11,025	13,576
General and administrative	9,056	8,557	18,298	17,106
Amortization of acquired intangible assets	—	615	—	1,230
Total operating expenses	31,866	30,781	61,103	58,360
Loss from operations	(22,761)	(19,216)	(44,315)	(37,501)
Other income (expense):
Interest and other income, net	1,623	362	2,825	423
Interest expense	(435)	(552)	(1,247)	(1,745)
Loss on extinguishment of debt	(1,347)	—	(1,347)	(1,559)
Total other Income (expense), net	(159)	(190)	231	(2,881)
Net loss	$(22,920)	$(19,406)	$(44,084)	$(40,382)
Net loss per common share – basic and diluted	$(0.61)	$(0.52)	$(1.17)	$(1.08)
Weighted average common shares outstanding – basic and diluted	37,576	37,322	37,531	37,288

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$139,597	$95,633
Marketable securities	2,938	48,928
Accounts and other receivables, net	10,952	15,503
Prepaid expenses and other current assets	9,370	9,858
Inventory	4,261	2,886
Total current assets	167,118	172,808
Operating lease right-of-use assets	5,514	6,038
Other assets	3,023	1,510
Total assets	$175,655	$180,356
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$25,863	$22,278
Deferred revenue	42,084	1,205
Short-term borrowings	—	10,475
Other current liabilities	970	579
Total current liabilities	68,917	34,537
Long-term debt	—	29,310
Deferred revenue – noncurrent	44,021	13,557
Operating lease liabilities – noncurrent	5,455	5,984
Other long-term liabilities	—	600
Total liabilities	118,393	83,988
Stockholders' equity:
Capital	771,855	766,933
Accumulated deficit	(715,435)	(671,351)
Accumulated other comprehensive income	842	786
Total stockholders' equity	57,262	96,368
Total liabilities and stockholders' equity	$175,655	$180,356